Exhibit 99.1

News Release

Graham Corporation ♦ 20 Florence Avenue ♦ Batavia, NY 14020

IMMEDIATE RELEASE

Graham Corporation Reports Fourth Quarter and Full-Year Fiscal 2025 Results

•	Fourth quarter 2025 results reflect continued strength in the business

•	Revenue grew 21% to $59.3 million driven by strength across all markets

•	Gross margin expanded 110 basis points to 27.0% and achieved operating margin of 9.3% compared to 3.1% in the prior-year period

•	Net Income was $4.4 million; Adjusted net income[1] was $4.8 million and Adjusted EBITDA[1] was $7.7 million or 12.9% of sales

•	Fiscal 2025 results demonstrate strong execution on Graham’s long-term strategic plan

•	Sales growth of 13% driven by Defense projects and Space demand

•	Gross Margin Expanded 330 Basis Points to 25.2%

•	Net Income was $12.2 million compared with $4.6 million in prior fiscal year; achieved Adjusted EBITDA[1] of $22.4 million or 10.7% of sales

•	Received full year orders[2] of $231.1 million, which represented a Book-to-Bill ratio[2] of 1.1x

•	Record Backlog of $412.3 million

•

Initiated fiscal 2026 guidance with revenue of $225 million to $235 million, up 10% at Mid-Point over fiscal 2025 with Adjusted EBITDA[1] in the range of $22 million to $28 million, up 12% at the mid-point over fiscal 2025

BATAVIA, NY, June 9, 2025 – Graham Corporation (NYSE: GHM) (“GHM” or the “Company”), a global leader in the design and manufacture of mission critical fluid, power, heat transfer and vacuum technologies for the Defense, Energy & Process, and Space industries, today reported financial results for the fourth quarter and fiscal year 2025 ending March 31, 2025 (“fiscal 2025”).

“We closed fiscal 2025 with strong momentum, as our fourth quarter results reflected solid execution and sustained demand across our diversified product portfolio,” said Daniel J. Thoren, Chief Executive Officer. “We continue to advance projects with an expected 20%+ ROIC1, including automated welding, the expansion of our Batavia, NY facility, and a new cryogenic testing facility in Florida, which will drive enhanced margins and create additional revenue opportunities.”

Mr. Thoren continued, “Looking ahead to fiscal 2026, we are well-positioned to achieve our long-term growth and profitability targets and are strategically looking to invest in key organic and inorganic growth opportunities.”

Management Transition

As previously announced on February 6, 2025, Graham began a planned management transition aligned with its succession strategy. Effective June 10, 2025, Chief Executive Officer Daniel J. Thoren will transition to Executive Chairman and Strategic Advisor. Matt Malone, currently President and Chief Operating Officer, will succeed him as CEO.

Jonathan W. Painter, Chairman of the Board, will transition to Lead Independent Director. Additionally, Michael E. Dixon, promoted to General Manager of Barber-Nichols in February 2025, will assume the role of Vice President of Graham Corporation and General Manager of Barber-Nichols.

[1]	Adjusted net income, Adjusted EBITDA and ROIC are non-GAAP measures. See attached tables and other information for important disclosures regarding Graham’s use of these non-GAAP measures.
[2]	Orders, backlog and book-to-bill ratio are key performance metrics. See “Key Performance Indicators” below for important disclosures regarding Graham’s use of these metrics.

Graham Corporation Reports Fourth Quarter and Full-Year Fiscal 2025 Results

June 9, 2025

“It has been a career highlight and honor to lead Graham Corporation over the last four years and I want to thank our Board and each one of our employees for their commitment and belief in our mission to build better companies, supply mission critical equipment to our customers, and deliver superior performance to our investors” said Mr. Thoren. “The company is well positioned to achieve its 2027 goals we set in 2022, and I have every confidence in Matt to lead the company to even greater achievements beyond that.”

Fourth Quarter Fiscal 2025 Performance Review

(All comparisons are with the same prior-year period unless noted otherwise.)

($in thousands except per share data)	Q4 FY25	Q4 FY24	$ Change	% Change
Net sales	$59,345	$49,070	$10,275	21%
Gross profit	$16,008	$12,694	$3,314	26%
Gross margin	27.0%	25.9%		+110 bps
Operating profit	$5,519	$1,524	$3,995	262%
Operating margin	9.3%	3.1%		+620 bps
Net income	$4,395	$1,340	$3,055	228%
Net income margin	7.4%	2.7%		+470 bps
Net income per diluted share	$0.40	$0.12	$0.28	233%
Adjusted net income*	$4,752	$1,608	$3,144	195%
Adjusted net income per diluted share*	$0.43	$0.15	$0.28	187%
Adjusted EBITDA*	$7,650	$2,955	$4,695	159%
Adjusted EBITDA margin*	12.9%	6.0%		+690 bps

*

Graham believes that, when used in conjunction with measures prepared in accordance with U.S. generally accepted accounting principles, adjusted net income, adjusted net income per diluted share, adjusted EBITDA and adjusted EBITDA margin, which are non-GAAP measures, help in the understanding of its operating performance. See attached tables and other information provided at the end of this press release for important disclosures regarding Graham’s use of these non-GAAP measures.

We have updated our end market disclosures to better align with how management evaluates the business and product portfolio. As part of this change, revenue previously classified as Refining, Chemical/Petrochemical, and Other, which included New Energy product sales, will now be consolidated into one market, which has been renamed “Energy & Process.” The Defense and Space end market classifications remain unchanged. Prior period amounts have been updated to reflect this change.

Quarterly net sales of $59.3 million increased 21%, or $10.3 million. Sales to the Defense market grew by $7.7 million, or 28% from the prior year period, driven by growth in existing programs, better execution, improved pricing, and the timing of key project milestones. Energy & Process sales contributed $1.8 million to growth driven by increased sales of capital equipment to foreign markets and higher aftermarket sales. Aftermarket sales to the Energy & Process and Defense markets of $12.1 million remained strong and were 3.3% higher than the prior year. See supplemental data for a further breakdown of sales by market and region.

Graham Corporation Reports Fourth Quarter and Full-Year Fiscal 2025 Results

June 9, 2025

Gross profit for the quarter increased $3.3 million to $16.0 million compared to the prior-year period of $12.7 million. As a percentage of sales, gross profit margin increased 110 basis points to 27.0%, compared to the fiscal fourth quarter of 2024. This increase was driven by leverage on higher volume, better execution, and improved pricing, partially offset by higher incentive compensation compared to the prior year period.

Selling, general and administrative expense (“SG&A”), including amortization, totaled $10.8 million, or 18.1% of sales, down $0.3 million compared with the prior year. This decrease reflects the timing of various project expenses partially offset by higher salaries and performance-based compensation as we continue to invest in our people, our processes and our technology to drive long-term sustainable growth.

Full Year Fiscal 2025 Performance Review

(All comparisons are with the same prior-year period unless noted otherwise.)

($in thousands except per share data)	FY 2025	FY 2024	Change	% Change
Net sales	$209,896	$185,533	$24,363	13%
Gross profit	$52,861	$40,585	$12,276	30%
Gross margin	25.2%	21.9%		+330 bps
Operating profit	$15,188	$6,922	$8,266	119%
Operating margin	7.2%	3.7%		+350 bps
Net income	$12,230	$4,556	$7,674	168%
Net income margin	5.8%	2.5%		+330 bps
Net income per diluted share	$1.11	$0.42	$0.69	164%
Adjusted net income*	$13,716	$6,796	$6,920	102%
Adjusted net income per diluted share*	$1.24	$0.63	$0.61	97%
Adjusted EBITDA*	$22,429	$13,285	$9,144	69%
Adjusted EBITDA margin*	10.7%	7.2%		+350 bps

*

Graham believes that, when used in conjunction with measures prepared in accordance with U.S. generally accepted accounting principles, adjusted net income, adjusted net income per diluted share, adjusted EBITDA and adjusted EBITDA margin, which are non-GAAP measures, help in the understanding of its operating performance. See attached tables and other information provided at the end of this press release for important disclosures regarding Graham’s use of these non-GAAP measures.

Net sales of $209.9 million increased 13%, or $24.4 million. Incremental revenue from the acquisition of P3 Technologies (“P3”) in November 2023 accounted for $2.8 million of this increase. Sales to the Defense market grew by $22.4 million, or 23% from the prior year, driven by the addition of new Defense programs, the growth of existing programs, better execution, improved pricing and the timing of key project milestones. Additionally, net sales to the Space industry for fiscal 2025 increased 11% over the prior year primarily due to the addition of P3. Finally, net sales to the Energy & Process industry for fiscal 2025 was consistent with the prior year as increased sales to Asia and the Middle-East were offset by a $2.7 million decline in aftermarket sales from the record levels of fiscal 2024, but which remain strong. See supplemental data for a further breakdown of sales by market and region.

Graham Corporation Reports Fourth Quarter and Full-Year Fiscal 2025 Results

June 9, 2025

Gross profit for the year increased $12.3 million to $52.9 million compared to the prior-year period of $40.6 million. As a percentage of sales, gross profit margin increased 330 basis points to 25.2%, compared to fiscal 2024. This increase was driven by leverage on higher volume, better execution, and improved pricing. Additionally, fiscal 2025 gross profit benefited $1.3 million from a grant received from the BlueForge Alliance earlier this fiscal year to reimburse Graham for the cost of the Company’s Defense welder training programs in Batavia and related equipment. The Company currently does not expect to receive any additional welder training grants in fiscal 2026.

SG&A, including amortization, totaled $38.9 million, or 18.5% of sales, up $5.3 million compared with the prior year. This increase reflects the Company’s continued investments in its people, processes, and technology to drive long-term sustainable growth including costs related to the implementation of a new enterprise resource planning (“ERP”) system at our Batavia facility, incremental costs related to P3, and increased research and development investment, among others.

Cash Management and Balance Sheet

Cash provided by operating activities totaled $24.3 million for the year-ending March 31, 2025, a decrease of $3.8 million from the comparable period in fiscal 2024. As of March 31, 2025, cash and cash equivalents were $21.6 million, up from $16.9 million at the end of fiscal 2024.

Capital expenditures for fiscal 2025 were $19.0 million, focused on capacity expansion, increasing capabilities, and productivity improvements. All major capital projects are on time and on budget.

The Company had no debt outstanding March 31, 2025 with $44.7 million available on its revolving credit facility after taking into account outstanding letters of credit.

Orders, Backlog, and Book-to-Bill Ratio

See supplemental data filed with the Securities and Exchange Commission on Form 8-K and provided on the Company’s website for a further breakdown of orders and backlog by market. See “Key Performance Indicators” below for important disclosures regarding Graham’s use of these metrics ($in millions).

	Q4 24	FY24	Q1 25	Q2 25	Q3 25	Q4 25	FY25
Orders	$40.8	$268.4	$55.8	$63.7	$24.8	$86.9	$231.1
Backlog	$390.9	$390.9	$396.8	$407.0	$384.7	$412.3	$412.3

Orders for the fourth quarter of fiscal 2025 increased to $86.9 million, including $50.0 million, of a $136.5 million total contract value, to procure long-lead time materials for follow-on contracts to support the U.S. Navy’s Virginia Class Submarine program. Aftermarket orders for the Energy & Process and Defense markets remained strong and totaled $11.8 million for the fourth quarter of fiscal 2025, an increase of 50% over the prior year.

Graham Corporation Reports Fourth Quarter and Full-Year Fiscal 2025 Results

June 9, 2025

For fiscal 2025, orders decreased to $231.1 million, primarily due to a record level of orders in fiscal 2024 as a result of follow-on orders for critical U.S. Navy programs related to the Columbia Class submarine and Ford Class carrier programs. Aftermarket orders in fiscal 2025 for the Energy & Process, and Defense markets increased 8% to $46.6 million, compared with fiscal 2024.

Orders tend to be lumpy given the nature of our business (i.e. large capital projects) and in particular, orders to the Defense industry, which span multiple years and can be significantly larger in size. Book-to-bill for fiscal 2025 was 1.1x.

Backlog as of March 31, 2025, was $412.3 million, a 5% increase over the prior-year period. Approximately 45% of orders currently in backlog are expected to be converted to sales in the next twelve months and another 25% to 30% are expected to convert to sales within one to two years. Approximately 83% of our backlog at March 31, 2025 was to the Defense industry, which we believe provides stability and visibility to our business.

Fiscal 2026 Outlook

“I am pleased to announce our fiscal 2026 outlook, which reflects the continued momentum in our business and the initial impacts of the strategic investments we have made. The Company is deploying capital to support our organic and inorganic growth initiatives, while making strategic improvements to enhance our operations and drive margin expansion, which is being enabled by our strong balance sheet. The outlook we are providing reflects the expected impact of tariffs on our fiscal 2026 results, which we estimate to be approximately $2.0 million to $5.0 million. This is subject to change based on the fluidity of global trade policy” said Christopher Thome, Chief Financial Officer.

(as of June 9, 2025)	Fiscal 2026 Guidance
Net Sales	$225 million to $235 million
Gross Margin(1)	24.5% to 25.5% of sales
SG&A expense (including amortization)(2)	17.5% to 18.5% of sales
Adjusted EBITDA(1)(3)	$22 million to $28 million
Effective Tax Rate	20% to 22%
Capital Expenditures	$15.0 million to $18.0 million

(1)	Includes the estimated impact of increased tariffs over the prior year of approximately $2.0 million to $5.0 million.
(2)

Includes approximately $6.0 million to $7.0 million of Barber-Nichols supplemental performance bonus, equity-based compensation, and enterprise resource planning (“ERP”) conversion costs included in SG&A expense.

(3)

Excludes net interest expense (income), income taxes, depreciation, and amortization from net income, as well as approximately $2.0 million to $3.0 million of equity-based compensation and ERP conversion costs included in SG&A expense, net.

Our expectations for sales and profitability assumes that we will be able to operate our production facilities at planned capacity, have access to our global supply chain including our subcontractors, do not experience any global disruptions, and experience no impact from any other unforeseen events.

Graham Corporation Reports Fourth Quarter and Full-Year Fiscal 2025 Results

June 9, 2025

Webcast and Conference Call

GHM’s management will host a conference call and live webcast on June 9, 2025 at 11:00 a.m. Eastern Time (“ET”) to review its financial results as well as its strategy and outlook. The review will be accompanied by a slide presentation, which will be made available immediately prior to the conference call on GHM’s investor relations website.

A question-and-answer session will follow the formal presentation. GHM’s conference call can be accessed by calling (201) 689-8560. Alternatively, the webcast can be monitored from the events section of GHM’s investor relations website.

A telephonic replay will be available from 3:00 p.m. ET today through Monday, June 16, 2025. To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13753289 or access the webcast replay via the Company’s website at ir.grahamcorp.com, where a transcript will also be posted once available.

About Graham Corporation

Graham is a global leader in the design and manufacture of mission critical fluid, power, heat transfer and vacuum technologies for the Defense, Energy & Process, and Space industries. Graham Corporation and its family of global brands are built upon world-renowned engineering expertise in vacuum and heat transfer, cryogenic pumps, and turbomachinery technologies, as well as its responsive and flexible service and the unsurpassed quality customers have come to expect from the Company’s products and systems. Graham Corporation routinely posts news and other important information on its website, grahamcorp.com, where additional information on Graham Corporation and its businesses can be found.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “continue,” “expects,” “future,” “goal,” “outlook,” “anticipates,” “believes,” “could,” “guidance,” ”may”, “will,” “plan” and other similar words. All statements addressing operating performance, events, or developments that Graham Corporation expects or anticipates will occur in the future, including but not limited to, profitability of future projects and the business, its ability to deliver to plan, its ability to continue to strengthen relationships with customers in the Defense industry, its ability to secure future projects and applications, expected expansion and growth opportunities, anticipated sales, revenues, adjusted EBITDA, adjusted EBITDA margins, capital expenditures and SG&A expenses, the timing of conversion of backlog to sales, orders, market presence, profit margins, tax rates, foreign sales operations, customer preferences, changes in market conditions in the industries in which it operates, changes in general economic conditions and customer behavior, forecasts regarding the timing and scope of the economic recovery in its markets, and its acquisition and growth strategy, are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham Corporation’s most recent Annual Report filed with the Securities and Exchange Commission (the “SEC”), included under the heading entitled “Risk Factors”, and in other reports filed with the SEC.

Should one or more of these risks or uncertainties materialize or should any of Graham Corporation’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Graham Corporation’s forward-looking statements. Except as required by law, Graham Corporation disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

Graham Corporation Reports Fourth Quarter and Full-Year Fiscal 2025 Results

June 9, 2025

Non-GAAP Financial Measures

Adjusted EBITDA is defined as consolidated net income (loss) before net interest expense, income taxes, depreciation, amortization, other acquisition related expenses, and other unusual/nonrecurring expenses. Adjusted EBITDA margin is defined as Adjusted EBITDA as a percentage of sales. Adjusted EBITDA and Adjusted EBITDA margin are not measures determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, Graham believes that providing non-GAAP information, such as Adjusted EBITDA and Adjusted EBITDA margin, is important for investors and other readers of Graham’s financial statements, as it is used as an analytical indicator by Graham’s management to better understand operating performance. Moreover, Graham’s credit facility also contains ratios based on Adjusted EBITDA. Because Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures and are thus susceptible to varying calculations, Adjusted EBITDA, and Adjusted EBITDA margin, as presented, may not be directly comparable to other similarly titled measures used by other companies.

Adjusted net income and adjusted net income per diluted share are defined as net income and net income per diluted share as reported, adjusted for certain items and at a normalized tax rate. Adjusted net income and adjusted net income per diluted share are not measures determined in accordance with GAAP, and may not be comparable to the measures as used by other companies. Nevertheless, Graham believes that providing non-GAAP information, such as adjusted net income and adjusted net income per diluted share, is important for investors and other readers of the Company’s financial statements and assists in understanding the comparison of the current quarter’s and current fiscal year’s net income and net income per diluted share to the historical periods’ net income and net income per diluted share. Graham also believes that adjusted net income per share, which adds back intangible amortization expense related to acquisitions, provides a better representation of the cash earnings of the Company.

ROIC is defined as a return on invested capital and is calculated by dividing net operating profit after taxes by the total invested capital. ROIC is not a measure determined in accordance with GAAP. Nevertheless, Graham believes that providing ROIC is important for investors and other readers of Graham’s financial statements, as it is used as an analytical indicator by Graham’s management to better understand profitability and efficiency of use of capital for certain projects. Because ROIC is a non-GAAP measure and is thus susceptible to varying calculations, ROIC, as presented, may not be directly comparable to other similarly titled measures used by other companies.

Forward-Looking Non-GAAP Measures

Forward-looking ROIC, adjusted EBITDA and adjusted EBITDA margin are non-GAAP measures. The Company is unable to present a quantitative reconciliation of these forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures because such information is not available, and management cannot reliably predict the necessary components of such GAAP measures without unreasonable effort largely because forecasting or predicting our future operating results is subject to many factors out of our control or not readily predictable. In addition, the Company believes that such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The unavailable information could have a significant impact on the Company’s fiscal 2025 financial results. These non-GAAP financial measures are preliminary estimates and are subject to risks and uncertainties, including, among others, changes in connection with purchase accounting, quarter-end, and year-end adjustments. Any variation between the Company’s actual results and preliminary financial estimates set forth above may be material.

Graham Corporation Reports Fourth Quarter and Full-Year Fiscal 2025 Results

June 9, 2025

Key Performance Indicators

In addition to the foregoing non-GAAP measures, management uses the following key performance metrics to analyze and measure the Company’s financial performance and results of operations: orders, backlog, and book-to-bill ratio. Management uses orders and backlog as measures of current and future business and financial performance, and these may not be comparable with measures provided by other companies. Orders represent written communications received from customers requesting the Company to provide products and/or services. Backlog is defined as the total dollar value of net orders received for which revenue has not yet been recognized. Management believes tracking orders and backlog are useful as they often times are leading indicators of future performance. In accordance with industry practice, contracts may include provisions for cancellation, termination, or suspension at the discretion of the customer.

The book-to-bill ratio is an operational measure that management uses to track the growth prospects of the Company. The Company calculates the book-to-bill ratio for a given period as net orders divided by net sales.

Given that each of orders, backlog, and book-to-bill ratio are operational measures and that the Company’s methodology for calculating orders, backlog and book-to-bill ratio does not meet the definition of a non-GAAP measure, as that term is defined by the U.S. Securities and Exchange Commission, a quantitative reconciliation for each is not required or provided.

For more information, contact:
Christopher J. Thome	Tom Cook
Vice President - Finance and CFO	Investor Relations
Phone: (585) 343-2216	(203) 682-8250
Tom.Cook@icrinc.com

Source: Graham Corporation

Graham Corporation Reports Fourth Quarter and Full-Year Fiscal 2025 Results

June 9, 2025

Consolidated Statements of Operations - Unaudited

($in thousands, except per share data)

	Three Months Ended			Year Ended
	March 31,			March 31,
	2025	2024	% Change	2025	2024	% Change
Net sales	$59,345	$49,070	21%	$209,896	$185,533	13%
Cost of products sold	43,337	36,376	19%	157,035	144,948	8%

Gross profit	16,008	12,694	26%	52,861	40,585	30%
Gross margin	27.0%	25.9%		25.2%	21.9%
Operating expenses and income:
Selling, general and administrative	10,322	10,654	(3%)	37,143	32,217	15%
Selling, general and administrative – amortization	436	436	0%	1,745	1,366	28%
Other operating (income) expense, net	(269)	80	NA	(1,215)	80	NA

Operating profit	5,519	1,524	262%	15,188	6,922	119%

Operating margin	9.3%	3.1%		7.2%	3.7%
Loss on extinguishment of debt	—	—	NA	—	726	NA
Other expense, net	91	94	(3%)	364	374	NA
Interest (income) expense, net	(141)	(29)	386%	(583)	248	NA

Income before provision for income taxes	5,569	1,459	282%	15,407	5,574	176%
Provision for income taxes	1,174	119	887%	3,177	1,018	212%

Net income	$4,395	$1,340	228%	$12,230	$4,556	168%

Per share data:
Basic:
Net income	$0.40	$0.12	233%	$1.12	$0.42	167%

Diluted:
Net income	$0.40	$0.12	233%	$1.11	$0.42	164%

Weighted average common shares outstanding:
Basic	10,898	10,844		10,884	10,743
Diluted	11,115	10,988		11,066	10,844

NA: Not Applicable

Graham Corporation Reports Fourth Quarter and Full-Year Fiscal 2025 Results

June 9, 2025

Consolidated Balance Sheets

(Amounts in thousands, except per share data)

	March 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$21,577	$16,939
Trade accounts receivable, net of allowances ($630 and $79 at March 31, 2025 and 2024, respectively)	35,507	44,400
Unbilled revenue	38,494	28,015
Inventories	40,025	33,410
Prepaid expenses and other current assets	4,249	3,561
Income taxes receivable	1,520	—

Total current assets	141,372	126,325
Property, plant and equipment, net	50,649	32,080
Prepaid pension asset	5,950	6,396
Operating lease assets	6,386	7,306
Goodwill	25,520	25,520
Customer relationships, net	13,159	14,299
Technology and technical know-how, net	10,310	11,065
Other intangible assets, net	6,858	7,181
Deferred income tax asset	1,502	2,983
Other assets	2,404	724

Total assets	$264,110	$233,879

Liabilities and stockholders’ equity
Current liabilities:
Current portion of finance lease obligations	$21	$20
Accounts payable	27,309	20,788
Accrued compensation	19,161	16,800
Accrued expenses and other current liabilities	4,322	6,666
Customer deposits	84,062	71,987
Operating lease liabilities	1,275	1,237
Income taxes payable	—	715

Total current liabilities	136,150	118,213
Finance lease obligations	44	65
Operating lease liabilities	5,514	6,449
Accrued pension and postretirement benefit liabilities	1,192	1,254
Other long-term liabilities	1,633	2,332

Total liabilities	144,533	128,313

Stockholders’ equity:
Preferred stock, $1.00 par value, 500 shares authorized	—	—
Common stock, $0.10 par value, 25,500 shares authorized, 11,077 and 10,993 shares issued and 10,903 and 10,850 shares outstanding at March 31, 2025 and 2024, respectively	1,107	1,099
Capital in excess of par value	34,616	32,015
Retained earnings	94,229	81,999
Accumulated other comprehensive loss	(6,987)	(7,013)
Treasury stock (174 and 143 shares at March 31, 2025 and 2024, respectively)	(3,388)	(2,534)

Total stockholders’ equity	119,577	105,566

Total liabilities and stockholders’ equity	$264,110	$233,879

Graham Corporation Reports Fourth Quarter and Full-Year Fiscal 2025 Results

June 9, 2025

Consolidated Statements of Cash Flows

(Amounts in thousands)

	Year Ended
	March 31,
	2025	2024
Operating activities:
Net income	$12,230	$4,556
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,718	3,275
Amortization	2,218	2,157
Virgin Orbit and other bad debt reserves	829	95
Amortization of unrecognized prior service cost and actuarial losses	781	843
Amortization of debt issuance costs	—	131
Equity-based compensation expense	1,957	1,279
Gain on disposal or sale of property, plant and equipment	—	(5)
Change in fair value of contingent consideration	(1,215)	80
Loss on extinguishment of debt	—	726
Deferred income taxes	1,471	(472)
(Increase) decrease in operating assets, net of acquisitions:
Accounts receivable	7,999	(20,724)
Unbilled revenue	(10,595)	11,855
Inventories	(6,627)	(6,220)
Income taxes receivable	(2,235)	998
Prepaid expenses and other current and non-current assets	(2,190)	(2,199)
Operating lease assets	1,294	1,212
Prepaid pension asset	(234)	(287)
Increase (decrease) in operating liabilities, net of acquisitions:
Accounts payable	3,491	401
Accrued compensation, accrued expenses and other current and non-current liabilities	639	6,011
Customer deposits	12,090	25,572
Operating lease liabilities	(1,272)	(1,119)
Long-term portion of accrued compensation, accrued pension liability and accrued postretirement benefits	(33)	(45)

Net cash provided by operating activities	24,316	28,120

Investing activities:
Purchase of property, plant and equipment	(18,957)	(9,226)
Proceeds from disposal of property, plant and equipment	—	44
Acquisition of P3 Technologies, LLC, net of cash acquired	(170)	(6,812)

Net cash used by investing activities	(19,127)	(15,994)

Financing activities:
Principal repayments on debt	—	(25,500)
Proceeds from the issuance of debt	—	13,000
Repayments on finance lease obligations	(320)	(316)
Payment of debt exit costs	—	(752)
Payment of debt issuance costs	—	(241)
Issuance of common stock	653	476
Purchase of treasury stock	(854)	(58)

Net cash used by financing activities	(521)	(13,391)

Effect of exchange rate changes on cash	(30)	(53)

Net increase (decrease) in cash and cash equivalents	4,638	(1,318)
Cash and cash equivalents at beginning of year	16,939	18,257

Cash and cash equivalents at end of year	$21,577	$16,939

Graham Corporation Reports Fourth Quarter and Full-Year Fiscal 2025 Results

June 9, 2025

Adjusted EBITDA Reconciliation

(Unaudited, $in thousands)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2025	2024	2025	2024
Net income	$4,395	$1,340	$12,230	$4,556
Acquisition & integration (income) expense	(270)	158	(1,170)	432
ERC tax credit, net	—	(702)	—	(702)
Debt amendment costs	—	37	—	781
ERP Implementation costs	178	185	882	241
Net interest (income) expense	(141)	(29)	(583)	248
Income tax expense	1,174	119	3,177	1,018
Equity-based compensation expense	753	277	1,957	1,279
Depreciation & amortization	1,561	1,570	5,936	5,432

Adjusted EBITDA	$7,650	$2,955	$22,429	$13,285

Net sales	$59,345	$49,070	$209,896	$185,533
Net income margin	7.4%	2.7%	5.8%	2.5%
Adjusted EBITDA margin	12.9%	6.0%	10.7%	7.2%

Graham Corporation Reports Fourth Quarter and Full-Year Fiscal 2025 Results

June 9, 2025

Adjusted Net Income and Adjusted Net Income per Diluted Share Reconciliation

(Unaudited, $in thousands, except per share amounts)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2025	2024	2025	2024
Net income	$4,395	$1,340	$12,230	$4,556
Acquisition & integration (income) expense	(270)	158	(1,170)	432
Amortization of intangible assets	555	670	2,218	2,157
ERC tax credit, net	—	(702)	—	(702)
Debt amendment costs	—	37	—	781
ERP Implementation costs	178	185	882	241
Normalized tax rate(1)	(106)	(80)	(444)	(669)

Adjusted net income	$4,752	$1,608	$13,716	$6,796

GAAP net income per diluted share	$0.40	$0.12	$1.11	$0.42
Adjusted net income per diluted share	$0.43	$0.15	$1.24	$0.63
Diluted weighted average common shares outstanding	11,115	10,988	11,066	10,844

(1)	Applies a normalized tax rate to non-GAAP adjustments, which are pre-tax, based upon the statutory tax rate.

Acquisition and integration (income) expense are incremental costs that are directly related to and as a result of the P3 acquisition or the subsequent accounting for the contingent earn-out liability. These costs (income) may include, among other things, professional, consulting and other fees, system integration costs, and contingent consideration fair value adjustments. ERP implementation costs primarily relate to consulting costs (training, data conversion, and project management) incurred in connection with the ERP system being implemented throughout our Batavia, New York facility in order to enhance efficiency and productivity and are not expected to recur once the project is completed. Debt amendment costs consist of accelerated write-offs of unamortized deferred debt issuance costs and discounts, prepayment penalties and attorney fees in connection with the amendment of our credit facility in October 2023.

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